                                                                    EXHIBIT 11.1
                                                                    ------------

SYNBIOTICS CORPORATION

COMPUTATION OF LOSS PER SHARE
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
                                                     THREE MONTHS ENDED            SIX MONTHS ENDED
                                                        SEPTEMBER 30,                SEPTEMBER 30,
                                                  ------------------------    -------------------------
                                                     1994          1993           1994          1993
                                                  ----------    ----------    -----------    ----------
PRIMARY INCOME (LOSS) PER SHARE:

Net income (loss) per statement of operations     $1,188,000    $ (359,000)   $   (96,000)   $  147,000
                                                  ==========    ==========    ===========    ==========
Weighted average number of shares outstanding      5,824,000     5,840,000      5,839,000     5,651,000
                                                  ==========    ==========    ===========    ==========

Primary income (loss) per share                   $      .20    $     (.06)   $      (.02)   $      .03
                                                  ==========    ==========    ===========    ==========

FULLY DILUTED INCOME (LOSS) PER SHARE:/(1)/

Net income (loss) per statement of operations     $1,188,000    $ (359,000)   $   (96,000)   $  147,000
                                                  ==========    ==========    ===========    ==========

Reconciliation of weighted average number of shares per primary computation above, to amount used for fully diluted computation:

Weighted average number of shares outstanding,
 per primary computation                           5,824,000     5,840,000      5,839,000     5,651,000

Add-effect of outstanding options (as determined
 by the application of the treasury method)           (9,000)       33,000         (2,000)       28,000
                                                  ----------    ----------    -----------    ----------

Weighted average number of shares, as adjusted     5,815,000     5,873,000      5,837,000     5,679,000
                                                  ==========    ==========    ===========    ==========

Fully diluted income (loss) per share             $      .20    $     (.06)   $      (.02)   $      .03
                                                  ==========    ==========    ===========    ==========

/(1)/ This computation is submitted, for the six months ended September 30, 1994 and the three months ended September 30, 1993, in accordance with Regulation S-B Item 601(b)(11) although it is contrary to paragraph 40 of
     APB Opinion No. 15 because it produces an anti-dilutive result.